Exhibit 99.1

DEAN FOODS ANNOUNCES HELEN MCCLUSKEY AND CRAIG OWENS

ELECTED TO THE BOARD OF DIRECTORS

DALLAS, November 10, 2015 – Dean Foods Company (NYSE: DF) today announced that it has appointed two new directors to the Company’s Board of Directors – Helen E. McCluskey, former President, Chief Executive Officer and a member of the Board of The Warnaco Group, Inc.; and B. Craig Owens, former Chief Financial Officer of Campbell Soup Company.

“Helen brings a broad background in strategy, branding, business planning and operations to our Board,” said Gregg Tanner, Chief Executive Officer. “Her significant expertise in corporate leadership and global business matters is an excellent fit for Dean Foods.”

Tanner continued, “Craig, who brings more than 15 years of experience as public company CFO, as well as significant expertise in the food, beverage and grocery retail industries, will be a valuable addition to our Board as we continue to grow as a leading food and beverage company.”

Ms. McCluskey was President and Chief Executive Officer of global apparel company Warnaco Group, Inc., when it was acquired in February 2013 by PVH Corporation. She joined the company in 2004 as a group president and later served as its Chief Operating Officer until stepping into the CEO role. She has also held various positions with Firestone Tire & Rubber Company; Playtex Apparel, Inc., which was acquired by Sara Lee Corporation in 1991; and Liz Claiborne Inc. During her 18-year tenure with Sara Lee Corporation’s intimate apparel units, she held executive positions in marketing, operations and general management, including President of Playtex Apparel. Ms. McCluskey serves on the Board of Directors of Avon Products, Inc. and of Signet Jewelers Limited. She is a former member of the Board of Directors of The Warnaco Group, Inc. and of PVH Corporation.

Mr. Owens was the Chief Financial Officer, Chief Administrative Officer and Senior Vice President of Campbell Soup Company from 2008 until his retirement in April 2014. Previously, he served as the Chief Financial Officer and Executive Vice President of Delhaize Group, an international food retailer headquartered in Belgium; and was employed by The Coca-Cola Company and its key franchisees, serving in various management roles, including as Finance Director (CFO) for Coca-Cola Beverages plc. Mr. Owens currently serves on the Board of Directors of J.C. Penney Company, Inc., as a director of United States Cold Storage, Inc., on the Board of Trustees of Washington & Lee University, and on the Board of Directors of Friends’ Central School (Philadelphia). He previously served as a director of Pall Corporation and chaired its Audit Committee.

Commenting on their appointment, Board Non-Executive Chair Jim Turner said, “We are very pleased to add the talent and experience of these two respected executives to our Board. We are looking forward to their contributions as we continue to drive long-term shareholder value.”

About Dean Foods

Dean Foods® is a leading food and beverage company and the largest processor and direct-to-store distributor of fluid milk and other dairy and dairy case products in the United States. Headquartered in Dallas, Texas, the Dean Foods portfolio includes DairyPure®, the country’s first and largest fresh, white milk national brand, and TruMoo®, the leading national flavored milk brand, along with well-known regional dairy brands such as Alta Dena®, Berkeley Farms®, Country Fresh®, Dean’s®, Garelick Farms®, LAND O LAKES®* milk and cultured products*, Lehigh Valley Dairy Farms®, Mayfield®, McArthur®, Meadow Gold®, Oak Farms®, PET®**, T.G. Lee®, Tuscan® and more. In all, Dean Foods has more than 50 local and regional dairy brands and private labels. Dean Foods also makes and distributes ice cream, cultured products, juices, teas, and bottled water. Over 17,000 employees across the country work every day to make Dean Foods the most admired and trusted provider of wholesome, great-tasting dairy products at every occasion. For more information about Dean Foods and its brands, visit www.deanfoods.com.

*	The LAND O LAKES brand is owned by Land O’Lakes, Inc. and is used by license.
**	PET is a trademark of The J.M. Smucker Company and is used by license.

CONTACT: Corporate Communications, Jamaison Schuler, +1-214-721-7766; or Investor Relations, Scott Vopni, +1-214-303-3438